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                    May 4, 2020

       Steven Berns
       Chief Financial Officer
       GTT Communications, Inc.
       7900 Tysons One Place
       Suite 1450
       McLean, VA 22102

                                                        Re: GTT Communications,
Inc.
                                                            Form 10-K for the
Year Ended December 31,2019
                                                            Filed March 2, 2020
                                                            File No. 001-35965

       Dear Mr. Berns:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology